Exhibit 99.1

July 16, 2024

BITMINE IMMERSION TECHNOLOGIES, INC. COMMENTS ON 2024

THIRD QUARTER RESULTS

Atlanta, Georgia – July 16, 2024 - BitMine Immersion Technologies, Inc. ("BitMine" or "the Company") (OTCQX: BMNR) is pleased to announce that it reported revenues of $1.225 million and $2,628 million in the three and nine months ended May 31, 2024, respectively, as compared to revenues of $142,126 and $399,932 in the three and nine months ended May 31, 2023, respectively. Revenues in the three months ended May 31, 2024 represented a 37% increase from the previous quarter and an 862% increase from the revenues in the same period of the previous year.

At this time, we are running virtually the same number of miners as last quarter. However, during the most recent quarter we leased 777 additional machines for the 6-week period prior to the April 19, 2024 bitcoin halving, which generated an additional $319,000 of revenue. We are working on similar transactions which we hope will have a similar impact on this quarter and quarters to come. Revenues were also positively impacted in the most recent quarter by an increase in the price of bitcoin.

The Company generated gross profits of $221,687 and $649,391 in the three and nine months ended May 31, 2024, respectively, which represented substantial increases from gross profits of $69,734 and $113,608 reported in the three and nine months ended May 31, 2023, respectively.

The Company generated net losses of ($654,228) and ($2,478,632) in the three and nine months ended May 31, 2024, respectively, as compared to net losses of ($523,704) and ($1,301,775), respectively. Net losses were impacted by increases in non-cash deprecation and compensation expenses, as well as higher general and administrative expenses.

During the quarter we also brokered the sale of 20 electrical transformers for which we accepted a deposit of approximately 50% of the transaction price. We expect to record the transaction in revenue in August 2024 upon final delivery of the equipment.

We continue to speak with several investment banks regarding an offering that would enable the Company to uplist from the OTCQX to the NASDAQ or the NYSE/AMEX. We are also evaluating several possible shareholder-friendly merger discussions and will make the appropriate announcements as soon as we sign a letter of intent.

About BitMine Immersion Technologies, Inc.

BitMine is a technology company focused on Bitcoin mining using immersion technology, an advanced cooling technique where computers are submerged in specialized oil circulated to keep units operating at optimal ambient temperature. Immersion technology is more environmentally friendly than conventional mining methodologies, while lowering operating expenses and increasing yield. BitMine's operations are located in low-cost energy regions in Trinidad, Pecos, Texas, and Murray, Kentucky.

Forward-Looking Statements:

This press release contains statements that constitute "forward-looking statements." The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine's control, including those set forth in the Risk Factors section of BitMine's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on December 14, 2023, and its Quarterly Reports on Form 10-Q filed with the SEC on January 12, 2024 and April 15, 2024, and any other SEC filings, as amended or updated from time to time. Copies of BitMine's filings with the SEC are available on the SEC's website at www.sec.gov/edgar/searchedgar/companysearch. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

BitMine Immersion Technologies Contact:

Jonathan Bates, Chairman and CEO

info@bitminetech.io